Exhibit 10.12

Letter of Agreement and Addendum to Proposal

April 25, 2012

Wanna Swuddigul
Global CRM/Connection Director
Danone Baby Nutrition

Re: PO-Number: PO_12000262, Project Code: Touchpoint Mapping

We are pleased to present this engagement confirmation and Letter of Agreement.  Upon execution by both parties, this letter will serve as our approval for MCorp Consulting to begin work on the project outlined in our Revised Proposal:v2 for services titles “Project Mapping Study, Engaging Mums to Influence Brand Choice Across Their Journey: A Research Proposal for Danone Baby Nutrition” under the general terms of the engagement as described there and on the following pages.

This letter of agreement incorporates Danone Trading B.V.- General Terms and Conditions for Goods and Services (January 2010) and Letter Agreement with Agreed Deviations to the GTCP dated April 17, 2012.

Project Description: PO-Number PO_12000262

Payment Schedule:

Phase 1: Immersion and Planning	$34,425
Phase 2: Qualitative External Research	42,813
Less: Removal of customer phone interviews	($3,750)
Phase 3: Quantitative External Research	41,944
Phase 4: Findings and Recommendations	17,625
Total Professional Fees	133,057
Less: Good-Faith Budget Reduction	$6,789
Total Payments	$126,268

Amended Out-of-Pocket Expenses:

Our fees do not include out-of-pocket expenses. Out-of-pocket expenses include – but are not limited to – support costs such as transcription fees, focus group platform fees and any necessary out-of-pocket expenses such as travel and courier (not to exceed 20% of budget).

Amended Notes to Letter of Agreement:

▪
While MCorp will supply supporting insights, artifacts, metrics and raw video footage, the scripting, design, direction and production of requested DBN “key touchpoint videos” is not included in this proposal, and is not an MCorp deliverable.

▪	The purchase and administration of respondent incentives (if any) will be the responsibility of MCorp Consulting.
▪
All respondent samples (including name, address, valid email addresses, segment coding, phone contact data, etc.) will be provided by Client, and assumes a 100% incidence level for appropriateness of respondents reached.

▪	All content-based deliverables will be provided in an electronic format, unless otherwise requested by client.

Confidentiality:

Both parties to this agreement acknowledge that confidential information, including but not limited to, business plans, trade secrets, customer information, methodology and processes, will be shared between parties. Both parties hereby agree to hold all information received from the other party in strict confidence, and will strictly control all access to and distribution of any confidential or potentially confidential information. All MCorp employees, consultants, contractors and vendors will abide by, and are bound by MCorp’s approved Information Security Program.

Accepted for MCorp Consulting	Accepted for Danone Trading BV

MICHAEL HINSHAW	WANNA SWUDDIGUL
Signature	Signature

Michael Hinshaw, Managing Director	Wanna Swuddigul, Global CRM/Connection Director

25/6/12
April 25, 2012	Date

Page 2 of 2                                          MCorp Consulting   |  Danone Letter of Agreement                                                                                                                                                             4/25/2012